FORM 10-Q
Exhibit 4.3(e)
         THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
              c/o The Prudential Capital Group
              1230 Peachtree Street, Suite 2523
                   Atlanta, Georgia 30309

                                         As of June 30, 1995
CONE MILLS CORPORATION
1201 Maple Street
Greensboro, NC 27405
ATTN:  David Bray, Treasurer

Ladies and Gentlemen:

     Reference is made to the Note Agreement, dated as of August 13, 1992 (as heretofore amended and modified, the "Note Agreement"), between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized terms use herein without definition shall have the meanings specified in the Note Agreement.

     At the request of the Company, Prudential hereby agrees to waive the provisions of paragraph 6A of the Note Agreement from June 30, 1995 through and until December 31, 1995.

     The Company hereby represents that, except as amended by this letter agreement, the terms, conditions and obligations of the Note Agreement and the Notes remain in full force and effect and that no Default or Event of Default exist or is continuing.

     If the provisions of this letter agreement are satisfactory to you, please sign each copy of this letter agreement and return two to Prudential, whereupon receipt by Prudential this letter agreement shall become a binding agreement as of the date first above written.

                              Very truly yours,

                              THE PRUDENTIAL INSURANCE
                                 COMPANY OF AMERICA

                              By:/s/ Robert R. Derrick
                                    Vice President
Agreed to and accepted
as of June 30, 1995

CONE MILLS CORPORATION

By:/s/ David R. Bray
   Title: Treasurer
                           Page 62
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